EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in Official Payments Corporation's Registration Statement on Form S-8 (No. 333-95825) of our report dated January 26, 2000, relating to the balance sheets of Official Payments Corporation as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Official Payments Corporation.


                                    /s/  KPMG LLP

San Francisco, California
March 30, 2000